Exhibit 99.1

NEWS RELEASE	CONTACT: David Peuse
FOR IMMEDIATE RELEASE	(715) 839-2146

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES ELECTION OF A DIRECTORS AT ITS ANNUAL STOCKHOLDER MEETING

Eau Claire, Wisconsin (May 21, 2025) – The stockholders of National Presto Industries, Inc. (NYSE: NPK) re-elected Patrick J. Quinn and Douglas J. Frederick to new three-year terms as directors at the May 20, 2025, annual stockholders meeting. The stockholders also ratified the appointment of RSM US LLP as the Company's independent registered public accounting firm for the year ending December 31, 2025. In a non-binding vote, they approved the compensation of the Company’s named executive officers as well. Traditionally new products are shown during this meeting. As a result of the impact of the Trump administrations’ tariffs, new products are on hold and none was shown.

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, cartridge cases, and metal parts. The Safety segment offers smoke and carbon monoxide alarms and systems that provide early warning of conditions that, if not corrected, would cause significant losses.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.